UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported)

July 17, 2008

OMEGA COMMERCIAL FINANCE CORPORATION
(Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

	200 South Biscayne Blvd Suite 4450 Miami, Florida 33131	83-0219465
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(305) 677-0306
(Registrant’s telephone
number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞      Written communications pursuant to Rule 425 under the Securities Act

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 17, 2008, the Company entered into a certain Agreement for Share Exchange (the “Agreement for Share Exchange”) with Oceans 21-Miami LLC a Nevada Limited Liability Company (“Oceans”) and Steve Yamashiro, the sole managing member of Oceans 21-Miami LLC (“Yamishiro”). Oceans possess title and full ownership of the “Ocean Jewel,” a cruise ship constructed in 1982.

Pursuant to the terms of the Agreement for Share Exchange, Yamashiro will transfer 100% of the issued and outstanding stock of Oceans to the Company in exchange for 1,000,000 newly-issued shares of common stock in the Company (the “Exchange Shares”). Oceans will now operate as a wholly-owned subsidiary of the Company and will continue to employ Yamashiro as its Chief Executive Officer to run the day-today operations, and was appointed the Advisory Chairman for the Casino Hospitality Committee.

In addition to receiving the Exchange Shares, the Company will provide to Oceans (then its wholly-owned subsidiary) over the next six months additional working capital of up to $10,000,000 to use as designated improvements on the Ocean Jewel.  According to the terms of the Agreement for Share Exchange, the Company and Yamashiro have executed a Management Agreement for the operation of the Ocean Jewel to set forth the net income disbursements from operations of the Ocean Jewel.  The distribution of net income (after operational expenses) will be determined by the monthly audited income statement and will be allocated 85% to Yamashiro and 15% to the Company.

The Agreement for Share Exchange has not yet closed.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

The Agreement for Share Exchange is incorporated by reference and attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 17, 2008

Omega Commercial Finance Corporation

		By:	/s/ Jon S. Cummings IV
Jon S. Cummings IV
Chief Executive Officer/President